UNILOGIC CONSULTING AGREEMENT
                         -----------------------------

This Consulting Agreement is made on this 15th day of August 2003.

                                     BETWEEN

Franco Maccioni, a Consultant having his mailing address at PO Box 55177, Sunset Beach, Milnerton, 7441, South Africa; and Darryn Trefz, a Consultant having his address at 13 Langemere Road, Edgemead, Cape Town 7441, South Africa. The above listed Consultants shall be referred to collectively hereafter as "Consultants" or individually as "Consultant".

                                       AND

Maximum Dynamics, Inc., having its office at 2 North Cascade Avenue, Suite 1100, Colorado Springs, Colorado, 80903.

WHEREAS

         WHEREAS, CONSULTANTS provide technology development services, business development services, and engineering services for businesses and professionals in the IT and financial services sector; and,

         WHEREAS, Company wishes to engage the services of CONSULTANTS;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree as follows:

DURATION

This agreement commences on August 15th, 2003 and will be effective until October 15, 2003, as per the terms listed herein. Thereafter it shall be reviewed for further extension on mutually agreeable terms.

FINANCIAL

CONSULTANTS shall be paid for services as set forth in Exhibit A. The fees to be paid shall be paid with shares of registered S-8 shares of Common Stock of Maximum Dynamics, Inc. (priced at today's bid of $0.012). The number of shares and issued to each CONSULTANT as payment for services is set forth in Exhibit A.

BINDING

This Agreement and the certificates and other instruments delivered by or on behalf of the parties pursuant hereto constitute the entire agreement between the parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and assigns of the parties hereto, as the case may be.

APPLICABLE LAW

This Agreement is made pursuant to, and will be governed by, and construed and enforced in accordance with, the laws of South Africa.

TERMINATION

If this agreement is terminated previous to October 15, 2003, the CONSULTANT shall keep one sixtieth (1/60) of the shares received as payment for every day CONSULTANT was retained.


ACCEPTED

For CONSULTANT                                 For Maximum Dynamics
----------------------------                   ----------------------------

BY: /s/ Franco Maccioni                        BY: /s/ Joshua Wolcott
   -------------------------                       --------------------------
   Franco Maccioni                                 Joshua Wolcott

DATE: August 15, 2003                          DATE: August 15, 2003
    ------------------------                        -------------------------


BY: /s/ Darryn Trefz
   -------------------------
   Darryn Trefz

DATE: August 15, 2003
     ------------------------

                                    EXHIBIT A

The following sets forth the services to be rendered by each Consultant, the fees for such services and the number of S-8 shares to be issued as payment.

Consultant            Services                                         Fees           Shares
----------            --------                                         ----           ------
Franco Maccioni       Technology development for Datalus               US$7,200       600,000

Derek Smith           Technology development for Datalus               US$   500       50,000